BUFFALO GOLD LTD.

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

(Unaudited, Prepared by Management)

June 30, 2008

2400- 1111 West Georgia Street

Vancouver, BC, Canada V6E 4M4

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

NOTICE TO READER

These unaudited consolidated financial statements for the second financial quarter ended June 30, 2008 have not been reviewed by our auditors, Davidson & Company LLP, Chartered Accountants. They have been prepared by Buffalo Gold Ltd.’s management in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years except for the adoption of new accounting policies as described in note 3. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2007.

BUFFALO GOLD LTD.

Consolidated Balance Sheets

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	June 30, 2008	December 31, 2007

Assets

Current
Cash	$3,907,362	$1,064,756
Receivables	1,230,670	999,618
Notes receivable	-	300,000
Marketable securities (note 4)	253,103	808,295
Inventories (note 5)	1,463,984	999,107
Prepaid expenses	347,074	207,425

	7,202,193	4,379,201

Deposits	55,848	76,643
Property, plant and equipment (note 6)	4,666,614	4,575,235
Equity investments (note 7)	10,838,711	13,080,514
Exploration properties (note 8)	35,381,405	35,381,405
Development property	50,595,751	47,468,294

	$108,740,522	$104,961,292

Liabilities and Shareholders' Equity

Current
Accounts payable and accruals (note 12)	$3,745,062	$3,863,457
Other current liabilities	2,945,269	2,637,359
Total current liabilities	6,690,331	6,500,816

Long-term liabilities	9,901,794	8,938,157
Asset retirement obligations	4,695,860	4,617,669
Future income taxes	27,646,656	27,508,831

	48,934,641	47,565,473

Shareholders' equity
Share capital (note 9)
Authorized
Unlimited common shares without par value
Issued and outstanding
107,177,732 (2007 – 97,793,619) common shares	85,550,362	81,664,255
Share subscriptions received	-	211,500
Contributed surplus	10,606,086	10,383,086
Accumulated other comprehensive loss	(320,186)	(413,642)
Deficit	(36,030,381)	(34,449,380)

	59,805,881	57,395,819

	$108,740,522	$104,961,292

Continuance of operations (note 2)

On behalf of the board of directors
“Brian McEwen”		“James Stewart”
Brian McEwen	Director	James Stewart	Director

The accompanying notes are an integral part of these consolidated financial statements

BUFFALO GOLD LTD.

Consolidated Statements of Operations

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Exploration expenses (note 8)	$1,084,433	$3,161,839	$2,305,342	$6,601,703

Administrative expenses
Amortization	2,982	3,184	5,897	6,738
Consulting fees (note 12)	39,132	-	122,034	342,729
Management fees	173,120	132,317	336,380	-
Investor relations	69,767	146,423	219,415	284,273
Listing, filing and transfer fees	94,158	39,466	144,673	60,047
Office and miscellaneous	137,159	31,770	307,140	33,511
Professional fees (note 12)	88,521	98,660	135,746	162,496
Rent (note 12)	59,201	28,072	117,326	56,761
Salaries	333,393	24,745	598,970	42,172
Travel and promotion	40,699	85,570	91,984	193,704
	1,038,132	590,207	2,079,565	1,182,431

Loss before other items and income taxes	(2,122,565)	(3,752,046)	(4,384,907)	(7,784,134)

Other Items
Equity loss in investees	(242,845)	-	(1,327,897)	-
Gain on partial disposition of equity investment	-	-	567,473	-
Exploration property write-off (note 8)	-	(101,589)	-	(101,589)
Gain on sale of marketable securities	4,771,147	-	4,771,147	-
Other income	7,971	2,322	(29,699)	815
Foreign exchange (gain) loss	108,033	(413,399)	(1,357,138)	(467,315)
Other loss		-		-
Interest expense	(38,255)	-	(42,990)	-
Interest income	3,863	57,377	12,397	216,328

Income (loss) before income taxes	2,487,349	(4,207,335)	(1,791,614)	(8,135,895)

Future income tax recovery	172,439	48,574	210,613	127,574

Income (loss) for the period	2,659,788	(4,158,761)	(1,581,001)	(8,008,321)

Other comprehensive income (loss)
Net unrealized gain (loss) on available for sale securities	(4,882,330)	(1,163,773)	93,456	(1,906,275)

Comprehensive loss for the period	$(2,222,542)	$(5,322,534)	$(1,487,545)	$(9,914,596)

Loss per share, basic and fully diluted	$(0.02)	$(0.07)	$(0.01)	$(0.14)

Weighted average number of shares outstanding
Basic and fully diluted	107,043,901	63,980,184	106,626,674	57,482,768

The accompanying notes are an integral part of these financial statements

BUFFALO GOLD LTD.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Cash Flows Used In Operating Activities
Loss for the period	$2,659,788	$(4,158,761)	$(1,581,001)	$(8,008,321)

Items not involving cash
Stock-based compensation	-	-		-
Loss (gain) on sale of marketable securities	(4,771,147)	-	(4,771,147)	-
Exploration property write-off	-	101,589	-	101,589
Future income taxes	(172,439)	(48,574)	(210,613)	(127,574)
Unrealized foreign exchange loss (gain)	195,012	-	1,973,684	687,811
Amortization	2,982	3,184	5,897	6,738
Gain on partial disposition of equity investment	-	-	(567,473)	-
Equity loss in investees	242,845	-	1,327,897	-
Changes in non-cash working capital items:
Decrease (increase) in receivables	(11,083)	(32,816)	(130,419)	44,612
Decrease (increase) in prepaid expenses	11,905	5,847	(119,192)	49,216
Decrease (increase) in inventory	(244,989)	-	(347,566)	-
Increase (decrease) in accounts payable and accrued liabilities	(367,376)	(29,329)	(145,406)	(234,008)

Net cash by (used in) operating activities	(2,454,502)	(4,158,860)	(4,565,339)	(7,479,937)

Cash Flows Provided by Financing Activities
Issuance of shares for cash	-	19,368	3,885,300	276,709
Share issue costs	50,105	5,072	(509,555)	5,072
Sale of equity investment	7,770,075	-	9,152,715	-

Net cash provided by financing activities	7,820,180	24,440	12,528,460	281,781

Cash Flows Provided by (Used in) Investing Activities
Equipment purchases	(87,462)	(1,502)	(97,276)	(3,538)
Purchase of marketable securities	-	(949,959)	-	(2,652,390)
Sale of marketable securities	-	-	-	16,442,309
Purchase of equity investments	-	(636,640	(2,289,800)	(5,636,640)
Expenditures on development property	(1,730,406)	-	(3,127,457)	-
Acquisition of subsidiary	-	(6,105)	-	(6,105)
Loan repayment by related party	-	-	300,000	-
Deposit	9,455	-	20,795	(9,216)
Cash acquired on purchase of subsidiaries	-	61,827	-	61,827
Advances to subsidiary before acquisition	-	(12,323)	-	(12,323)

Net cash used in investing activities	(1,808,413)	(1,544,702)	(5,193,738)	8,183,924

Foreign exchange gain(loss) on cash held in foreign currency	(4,769)	(34,888)	73,233	(36,380)

Change in cash and cash equivalents during period	3,552,496	(5,714,010)	2,842,606	949,388

Cash and cash equivalents, beginning of period	354,866	8,031,995	1,064,756	1,368,597

Cash and cash equivalents, end of period	$3,907,362	$2,317,985	$3,907,362	$2,317,985

Cash and cash equivalents comprises:
Cash	$3,907,362	$180,043	$3,907,362	$180,043
Bonds with an original maturity of less than 90 days	-	2,137,942	-	2,137,942
	$3,907,362	$2,317,985	$3,907,362	$2,317,985

The accompanying notes are an integral part of these consolidated financial statements.

BUFFALO GOLD LTD.

Consolidated Statements of Shareholders’ Equity

(Expressed in Canadian dollars)

(Unaudited, Prepared by Management)

	Number of shares	Share capital	Share subscriptions received	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total shareholders’ equity

Balance, December 31, 2006	46,423,539	$ 40,045,572	$ -	$ 5,990,160	$ -	$ (19,993,344)	$ 26,042,388
Issuance of shares to Longview	17,000,000	15,298,000	-	-	-	-	15,298,000
Issuance of shares to Madison	3,521,648	3,375,502	-	-	-	-	3,375,502
Share subscriptions received	-	-	211,500	-	-	-	211,500
Exercise of share purchase warrants – cash	280,456	195,618	-	-	-	-	195,618
Fair value of warrants exercised	-	82,712	-	(82,712)	-	-	-
Exercise of stock options – cash	300,000	124,515	-	-	-	-	124,515
Fair value of options exercised	-	110,438	-	(110,438)	-	-	-
Share issue costs reimbursement	-	503	-	-	-	-	503
Stock option award	-	-	-	1,377,076	-	-	1,377,076
Purchase of Sargold Resource Corporation	21,597,976	18,803,000	-	3,209,000	-	-	22,012,000
Private placement	8,670,000	3,901,500	-	-	-	-	3,901,500
Offering costs - cash	-	(273,105)	-	-	-	-	(273,105)
Unrealized loss on marketable securities	-	-	-	-	(413,642)	-	(413,642)
Loss for the year	-	-	-	-	-	(14,456,036)	(14,456,036)
Balance, December 31, 2007	97,793,619	81,664,255	211,500	10,383,086	(413,642)	(34,449,380)	57,395,819

Share subscriptions completed	-	-	(211,500)	-	-	-	(211,500)
Private placement	9,104,001	4,096,800	-	-	-	-	4,096,800
Offering costs - cash	-	(286,555)	-	-	-	-	(286,555)
Offering costs- non-cash	-	(223,000)	-	223,000	-	-	-
Share issue – property acquisition	280,112	298,862	-	-	-	-	298,862
Unrealized loss on marketable securities	-	-	-	-	93,456	-	93,456
Loss for the period	-	-	-	-	-	(1,581,001)	(1,581,001)

Balance, June 30, 2008	107,177,732	$ 85,550,362	$ -	$ 10,606,086	$ (320,186)	$ (36,030,381)	$ 59,805,881

The accompanying notes are an integral part of these financial statements.

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

1.

BASIS OF PRESENTATION

These consolidated financial statements include the accounts of Buffalo Gold Ltd. and all of its subsidiaries and investments. Buffalo Gold Ltd. and its subsidiaries are collectively referred to as the “Company”. The principal subsidiaries and investments of the Company and their geographic locations at June 30, 2008 are listed below:

Entity	Location	Ownership Interest	Status
Sardinia Gold Mines SPA (“SGM”)	Italy	100%	Consolidated
SGM Ricerche SPA (“SGM Ricerche”)	Italy	100%	Consolidated
Buffalo Gold Minerals Inc.	Canada	100%	Consolidated
Buffalo PNG Ltd. (“Buffalo PNG”)	Papua New Guinea	100%	Consolidated
Madison Enterprises (PNG) Ltd. (“Madison PNG”)	Papua New Guinea	60%	Consolidated
Gold FX Limited (“Gold FX”)	Australia	100%	Consolidated
Canon Investments Pty Ltd. (“Canon”)	Australia	100%	Consolidated
Bondi Mining Limited (“Bondi”)	Australia	42%	Equity investment
AMI Resources Inc. (“AMI”)	Canada	22%	Equity investment

Buffalo Gold Ltd. is an Alberta Corporation engaged in the business of the acquisition, exploration, development of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit. The Company adds value by investing in strategic companies and developing assets through exploration moving towards the overall strategy of becoming a mid-tier gold producer. The Company’s shares are listed on the TSX Venture Exchange (the “Exchange”) and, accordingly, the Company is subject to restrictions on share issuances and certain types of payments as set out in Exchange policies. The Company’s shares are also listed on the Over the Counter market (“OTC”) in the United States and the Frankfurt Stock Exchange in Germany.

2.

CONTINUANCE OF OPERATIONS

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) on the ongoing assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. The Company has a history of operating losses and it had working capital of $511,862 at June 30, 2008 (December 31, 2007 – deficiency of $2,121,615). The Company intends to undertake exploration and development programs that will require the Company to raise further funds or sell assets. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have been primarily funded by the issuance of share capital and debt. Continued operation of the Company is dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Such financings may not be available or may not be available on reasonable terms.

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

3.

ADOPTION OF ACCOUNTING POLICIES

Accounting policies to be implemented effective January 1, 2008

The Company has adopted new CICA Handbook sections:

Sections 3862, Financial Instruments – Disclosure and 3863, Financial Instruments – Presentation, will replace Section 3861, Financial Instruments – Disclosure and Presentation. These new sections incorporate many of the disclosure requirements in the existing section, but place an increased emphasis on disclosure about risk, including both qualitative and quantitative information about the risk exposures arising from financial instruments.

An updated Section 1400, General Standards on Financial Statement Presentation, which includes requirements to assess and disclose a company’s ability to continue as a going concern.

Section 1535, Capital Disclosures establishes disclosure requirements about the Company’s objectives, policies and processes for managing capital, as well as quantitative information about the capital.

Section 3031, Inventories, which replaces the existing Section 3030, establishes standards for the measurement and disclosure of inventories. The new standard provides more extensive guidance on the determination of cost, including allocation of overhead, requires impairment testing and expands the disclosure requirements.

Adoption of these accounting standards will not have a material effect on the Company’s financial statements.

Accounting policies to be implemented effective January 1, 2009

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Various changes have been made to other sections of the CICA Handbook for consistency purposes. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new Section will be applicable to the Company’s financial statements for its fiscal year beginning January 1, 2009. The Company is currently evaluating the impact of the adoption of this new Section on its consolidated financial statements.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five-year transitional period. In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP and the date for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

4.

MARKETABLE SECURITIES

At June 30, 2008, the Company held the following available-for-sale securities:

		Cost	Market Value
Solomon Gold plc	Common shares	$ 318,999	$ 120,592
Gold Aura	Common shares	390,628	132,511
		$ 709,627	$ 253,103

At December 31, 2007, the Company held the following available-for-sale securities:

		Cost	Market Value
Solomon Gold plc	Common shares	$ 318,999	$ 160,524
AMI Resources Inc.	Common shares	670,782	361,375
Gold Aura Limited	Common shares	390,628	286,396
		$1,380,409	$ 808,295

5.

INVENTORIES

	June 30, 2008	December 31, 2007

Gold doré bars	$62,825	$77,945
Work in progress	853,088	505,553
Materials and supplies	548,071	415,609
	$1,463,984	$999,107

6.

PROPERTY, PLANT AND EQUIPMENT

	June 30, 2008			December 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Net Book Value

Land	$ 729,730	$ -	$ 729,730	$ 729,730
Buildings	978,754	-	978,754	978,754
Machinery and equipment	1,152,551	114,925	1,037,626	1,129,108
Vehicles	1,907,398	16,846	1,890,552	1,701,893
Computer equipment	41,060	26,948	14,112	17,746
Computer software	29,581	23,880	5,701	7,602
Furniture and fixtures	15,892	5,753	10,139	10,402
	$ 4,854,966	$ 188,352	$ 4,666,614	$ 4,575,235

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

7.

EQUITY INVESTMENTS

Kinbauri Gold Corp.

Balance, December 31, 2007	$ 4,465,152
Equity in loss for the period	(665,794)
Sale of shares	(815,167)
Transfer to marketable securities	(2,984,191)
Balance, June 30, 2008	$ -

At December 31, 2007, the Company held 26% of the issued common shares of Kinbauri. In the six months ended June 30, 2008, the Company sold 2,400,000 shares of Kinbauri for net proceeds of $1,382,640. At February 28, 2008 the Company shareholding in Kinbauri fell below 20% and Kinbauri ceased to be an equity investee.

Bondi Mining Ltd.

Balance, December 31, 2007	$ 8,615,362
Equity in loss for the period	(505,849)
Balance, June 30, 2008	$ 8,109,513

At June 30, 2008 Company held 42% of the issued common shares of Bondi.

AMI Resources Inc.

In May 2007, the Company acquired 1,445,500 shares of AMI, a publicly traded company, at a cost of $670,782. Longview Capital Partners Incorporated (“Longview Incorporated”), a company with an officer and a director in common with the Company, is a significant shareholder of AMI.

In January 2008, the Company acquired 5,724,500 common shares of AMI at a price of $0.40 per share in a private transaction with Longview Incorporated. As a result of this transaction, the Company now owns 7,170,000 common shares, representing approximately 22% of AMI’s issued and outstanding share capital.

Balance, December 31, 2007	$ -
Purchase of shares and warrants	2,868,000
Equity in loss for the period	(138,802)
Balance, June 30, 2008	$ 2,729,198

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June, 2008

(Unaudited, Prepared by Management)

8.

EXPLORATION PROPERTIES

The carrying values of the Company’s exploration properties were:

	December 31, 2007	Additions	Disposals	Write-off	June 30, 2008

Gold
Osilio	$ 2,987,597	$ -	$ -	$ -	$ 2,987,597
Monte Ollasteddu	1,000,000	-	-	-	1,000,000
Mt. Kare	27,535,873	-	-	-	27,535,873
Corridors	3,086,348	-	-	-	3,086,348
Oakland Park	-	-	-	-	-
Golden Gate	771,587	-	-	-	771,587
Cadarga	-	-	-	-	-
Palmer River	-	-	-	-	-

Silver and base metals
Woodmurra and Callabonna	-	-	-	-	-
Red River	-	-	-	-	-
	$ 35,381,405	$ -	$ -	$ -	$ 35,381,405

The Company incurred exploration expenses as follows:

	June 30, 2008	June 30, 2007

Drilling and sampling	$ 68,847	$ 1,930,541
Geological, geochemical, geophysics	212,992	957,868
Communications	119,002	121,137
Helicopter and transport	581,580	1,743,553
Salaries	335,752	213,413
Fuel	22,702	246,082
Land use permits	198,261	253,601
Accommodation and meals	92,332	181,170
Supplies	130,557	-
Automotive	-	303,020
Legal fees	102,617	53,795
Travel	58,358	106,719
Consulting	309,457	359,983
General	72,885	130,821

Total	$ 2,305,342	$ 6,601,703

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

8.

EXPLORATION PROPERTIES (CONTINUED)

The Company’s exploration expenditures (recoveries) by property were:

	June 30, 2008	June 30, 2007

Gold
Osilo	$ -	$ -
Monte Ollasteddu	-	-
Mt. Kare	2,005,155	6,218,563
Corridors	53,480	51,697
Oakland Park and Golden Gate	50,464	-
Cadarga	13,397	-
Palmer River	27,497	-
Other	36,485	130,029
	2,186,478	6,400,292

Uranium
Angela and Pamela	-	-
Maureen North	54,940	157,511
Juntala	118	-
Murphy	-	29,721
Eromanga	1,701	-
	56,759	187,232

Nickel
Hannah 1	4,326	14,182
Rawlinna	840	-
	5,166	14,182

Silver and base metals
Woodmurra and Callabonna	25,223	-
Red River	31,716	-
	56,939	-

	$ 2,305,342	$ 6,601,703

The Company sold its interest in all uranium properties in 2007 but received invoices for work performed on those properties in the current period.

Mt. Kare

In April 2008, the Company gave notice to Madison Minerals Inc. (“Madison”) that the Company wishes to implement a joint venture at the Mt. Kare project in Papua New Guinea following a 90-day notice period. At June 30, 2008, Company had a 60% interest in the Mt. Kare project and Madison held the remaining 40%. Madison and the Company collectively hold a 10% interest in trust for the local landowners, which is included in their interests. The Company and Madison will have to contribute on a pro rata basis to the project costs or their ownership interests will be diluted. Madison has indicated that it will not be contributing to the joint venture and will be subject to dilution.

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

9.

SHARE CAPITAL

The authorized share capital comprises an unlimited number of common shares without par value. At June 30, 2008, 107,177,732 common shares were issued and outstanding (December 31, 2007 – 97,793,619 common shares).

In January 2008, the Company completed the second tranche of a brokered private placement of 9,104,001 units at a price of $0.45 per unit to generate gross proceeds of $4,096,800 of which $211,500 was received in 2007. Each unit comprises one common share and a half-warrant with each full warrant exercisable to purchase a common share at $0.75 for a period of two years. The Company incurred cash offering costs of $474,078. In addition, the Company issued 1,114,711 broker warrants.

10.

STOCK OPTIONS

The Company has an incentive stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants of the Company. The maximum number of shares reserved for issuance under the Plan may not exceed 10% of the issued share capital of the Company. Under the Plan, the exercise price of each option may not be less than the market price of the Company’s shares at the date of grant. Options granted under the Plan have a term not to exceed five years and vesting provisions are determined by the board of directors.

The change in stock options outstanding is as follows:

	June 30, 2008		June 30, 2007
	Stock Options Outstanding	Weighted Average Exercise Price US$	Stock Options Outstanding	Weighted Average Exercise Price US$

Balance, January 1	6,977,072	0.75	3,698,500	1.14

Granted	-	-	-	-
Exercised	-	-	(275,000)	0.35
Expired or forfeited	(539,500)	0.95	-	-
Balance, June 30	6,437,572	0.73	3,423,500	1.20

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

11.

WARRANTS

At June 30, 2008, the following share purchase warrants were outstanding:

Exercise Price	Number of Financing Warrants	Number of Broker Warrants	Expiry Date
US$0.75	4,335,000	-	December 12, 2009
US$0.75	4,552,001	1,114,711	December 12, 2009
US$0.86	1,428,571	-	June 5, 2009
US$0.86	428,572	2,142,857	June 12, 2009
US$1.03	1,150,000	1,314,286	July 28, 2008
US$2.10	-	1,137,870	September 25, 2008
US$2.25	5,714,350	-	September 25, 2008
	17,608,494	5,709,724

The change in share purchase warrants outstanding is as follows (where applicable, Canadian dollar denominated amounts have been converted to US dollars at prevailing exchange rates):

	Financing Warrants		Broker Warrants
	Warrants Outstanding	Weighted Average Exercise Price	Warrants Outstanding	Weighted Average Exercise Price
At January 1, 2008	14,608,993	US$ 1.43	4,801,972	US$ 1.22
Issued	4,552,001	US$ 0.75	1,114,711	US$ 0.75
Expired	(1,552,500)	US$ 1.25	(206,959)	US$ 1.08
Exercised	-	-	-	-
At June 30, 2008	17,608,494	US$ 1.27	5,709,724	US$ 1.14

12.

RELATED PARTY TRANSACTIONS

The Company incurred the following expenses with officers, a former officer, directors, a former director, companies and a law firm in which officers or directors of the Company, or their spouses, hold an interest:

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007

Consulting fees	$ 156,065	$ 146,107	$ 281,225	$ 317,998
Professional fees	30,000	-	60,000	60,000
Exploration expenses	61,341	30,000	101,296	93,064
Administration fees	15,508	-	25,584	-
Investor relations	38,142	37,500	76,284	77,568
Rent and office costs	10,800	10,800	21,600	21,600

	$ 311,856	$ 95,566	$ 565,989	$ 570,230

BUFFALO GOLD LTD.

Notes to the Consolidated Financial Statements

(Expressed in Canadian Dollars)

For the Six Months Ended June 30, 2008

(Unaudited, Prepared by Management)

12.

RELATED PARTY TRANSACTIONS (CONTINUED)

Included in accounts payable at June 30, 2008 is $120,128 (December 31, 2007 - $249,675) due to officers, directors and consulting companies in which officers or directors hold an interest.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

13.

CAPITAL MANAGEMENT

The Company considers that its capital comprises shareholders' equity and long-term liabilities. The Company's objectives in managing capital are to ensure that it has sufficient funds to support the development of a gold exploration and mining company and maintain creditor confidence; and to safeguard the Company’s ability to obtain financing when the need arises.

The Company does not have any externally or internally imposed capital requirements. In maintaining its capital, the Company has a strict investment policy which includes investing surplus cash only in highly liquid, highly rated financial instruments. The Company regularly reviews its capital management approach. There were no changes in the Company’s approach to capital management during the period.